Exhibit 10.4
Sixth Amendment to the
Bowater Incorporated
Retirement Plan for Outside Directors
As Amended and Restated Effective February 26, 1999
     WHEREAS, Bowater Incorporated (the “Corporation”) previously amended and restated the Retirement Plan for Outside Directors as of February 26, 1999 (the “Plan”);
     WHEREAS, Section 8.06 of the Plan permits the Corporation to amend the Plan;
     WHEREAS, pursuant to the Fourth Amendment, the Plan was frozen to new participants and benefits were frozen effective May 11, 2005 for all participants except those participants who were permitted to make an election, and so elected, to continue participating in the Plan; and
     WHEREAS, the Board desires to amend the Plan to provide that: (1) no retirement benefits shall be payable under the Plan with respect to participants whose benefits were frozen as of May 11, 2005, and (2) all benefits for participants who continue to participate in the Plan shall be distributed in a lump sum when a participant incurs a separation from service (within the meaning of Internal Revenue Code Section 409A).
     NOW, THEREFORE, the Plan is amended, effective as of the dates set forth below, in the following respects:
     1. The Preamble is amended, effective as of January 1, 2005, by adding a new paragraph at the end thereto to read as follows:
“Code Section 409A

Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2005, all benefits payable under the Plan shall be subject to Internal Revenue Code Section 409A (‘Code Section 409A’) and the Treasury Regulations promulgated thereunder. For such amounts, the Plan shall be interpreted and administered consistent with Code Section 409A and the Treasury Regulations promulgated thereunder.”
     2. Section 1.15 of the Plan is amended, effective as of January 1, 2005, to read as follows:
“1.15	RETIRE: A ‘separation from service’ (within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder) for any reason other than death. A change in status which does not interrupt Continuous Service under Section 1.06 shall not constitute a separation from service for purposes of this Section.”

     3. Article 3 is amended and restated in its entirety, effective as of January 1, 2005, to read as follows:
“ARTICLE 3: COMMENCEMENT OF RETIREMENT INCOME

A Participating Director shall receive a lump sum payment of his retirement income benefits (determined in accordance with Article 4) as soon as administratively possible following the date on which the Participating Director Retires. Notwithstanding anything in the Plan to the contrary, effective as of August 31, 2006, no retirement income benefits shall be payable to any Participating Director who began participation in the Outside Directors’ Stock-Based Deferred Fee Plan, effective as of May 11, 2005 (the ‘Stock-Based Plan’) (including any Participating Director who elected to participate in such plan). The value of the retirement income benefits for such Participating Directors and related Stock Units (as defined in the Stock-Based Plan) shall be determined, credited to and payable under the Stock-Based Plan pursuant to the terms of such plan.”
     4. Article 4 is amended and restated in its entirety, effective as of January 1, 2005, to read as follows:
“ARTICLE 4: AMOUNT AND FORM OF RETIREMENT INCOME DISTRIBUTION
4.01	NORMAL RETIREMENT BENEFITS: If the Participating Director Retires on the first day of the month following his attainment of age sixty-five (65), the retirement income benefit payable under this Plan shall equal ten percent (10%) of the Participating Director’s Final Average Earnings multiplied by the Participating Director’s years of Service in Continuous Service up to a maximum of 10 with proportionate credit for completed months.

4.02	EARLY RETIREMENT BENEFITS: If the Participating Director Retires on or after the first day of the month following his attainment of age fifty-five (55) but prior to the first day of the month following his attainment of age sixty-five (65), his retirement benefits will be based on his accrued benefit determined under Section 4.01 as of the date of his early retirement. Such benefits shall be actuarially reduced for the period (if any) by which the commencement of benefits precedes the first day of the month following the Participating Director’s sixty-fifth (65th) birthday. The mortality table used for purposes of calculating the actuarial reduction hereunder shall be the Unisex Pension Table, 1984 (set forward one year) and the assumed interest rate shall be eight percent (8%) per annum.

4.03	POSTPONED RETIREMENT BENEFITS: If the Participating Director Retires after the first day of the month following his attainment of age sixty-five (65), the retirement benefit will be based on his accrued benefit determined under Section 4.01 as of the date of his termination of Service. Such benefits shall not be actuarially increased to reflect commencement subsequent to the attainment of age sixty-five (65).

4.04	LUMP SUM PAYMENT: The benefit payable shall be distributed in a single lump sum payment computed using the applicable mortality table defined in Internal Revenue Code Section 417(e)(3)(A)(ii)(I) and an interest rate to be the same as established under the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies prior to the commencement of each calendar year for the calendar year in which the distribution occurs.”
     5. Section 6.02 is deleted effective as of January 1, 2005.
* * *
     IN WITNESS WHEREOF, the Board has caused this Sixth Amendment to the Plan to be executed by a duly authorized officer this 10th day of October, 2006.

BOWATER INCORPORATED

By:	/s/ James T. Wright

James T. Wright Executive Vice President — Human Resources

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